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 FORM 4                                                                                                OMB APPROVAL
                                         UNITED STATES  SECURITIES AND EXCHANGE COMMISSION      --------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                      OMB Number 3235-0287
    subject to Section 16. Form                                                                 Expires: September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP         Estimated average burden
    continue. See Instruction 1(b).                                                             hours per response......0.5

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1. Name and Address of Reporting Person*|   2. Issuer Name and Ticker or Trading Symbol     | 6. Relationship of Reporting Person(s)
                                        |                                                   |    to Issuer (Check all applicable)
  Shaul           L.        Bryan       |      Res-Care, Inc. (RSCR)                        |    _____ Director _____ 10% Owner
--------------------------------------------------------------------------------------------|    __X__ Officer (give title below)
(Last)        (First)       (Middle)    |  3. IRS or Social       |  4. Statement for       |    _____ Other (specify below)
                                        |     Security Number     |     Month/Year          |    Exec. VP - Finance & Administration
                                        |     of Reporting        |                         |        Chief Financial Officer
  10140 Linn Station Road               |     Person (Voluntary)  |     May 2001            |---------------------------------------
----------------------------------------|                         |-------------------------|  7. Individual or Joint/Group Filing
               (Street)                 |                         |  5. If Amendment,       |       (Check Applicable Line)
                                        |                         |     Date of Original    | _X_ Form filed by One Reporting Person
                                        |                         |     (Month/Year)        | ___ Form filed by more than One
  Louisville      KY          40223     |                         |                         |     Reporting Person
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(City)          (State)          (Zip)  |      Table I - Non Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                    | 2.Transaction | 3.Transaction | 4.Securities Acquired(A)| 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                           |   Date        |   Code        |   or Disposed of (D)    | Securities  | ship    | of
                                        | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)  | Beneficially| Form:   | Indirect
                                        |   Year)       |               |                         | Owned at End| Direct  | Bene-
                                        |               | --------------|-------------------------| of Month    | (D) or  | ficial
                                        |               |       |       | Amount | (A)  |  Price  | (Instr. 3   | Indirect| Owner-
                                        |               |  Code | V     |        |  or  |         |   and 4)    | (I)     | ship
                                        |               |       |       |        | (D)  |         |             |(Instr.4)|(Instr.4)
----------------------------------------|---------------|-------|-------|--------|------|---------|-------------|---------|---------
 Common Stock(1)                        |    5/16/01    |   P   |       |  2,000 |  A   |  $3.80  |  2,000      |  D      |
----------------------------------------|---------------|-------|-------|--------|------|---------|-------------|---------|---------
                                        |               |       |       |        |      |         |             |         |
----------------------------------------|---------------|-------|-------|--------|------|---------|-------------|---------|---------
                                        |               |       |       |        |      |         |             |         |
----------------------------------------|---------------|-------|-------|--------|------|---------|-------------|---------|---------
                                        |               |       |       |        |      |         |             |         |
----------------------------------------|---------------|-------|-------|--------|------|---------|-------------|---------|---------
                                        |               |       |       |        |      |         |             |         |
----------------------------------------|---------------|-------|-------|--------|------|---------|-------------|---------|---------
                                        |               |       |       |        |      |         |             |         |
----------------------------------------|---------------|-------|-------|--------|------|---------|-------------|---------|---------
                                        |               |       |       |        |      |         |             |         |
----------------------------------------|---------------|-------|-------|--------|------|---------|-------------|---------|---------
                                        |               |       |       |        |      |         |             |         |
----------------------------------------|---------------|-------|-------|--------|------|---------|-------------|---------|---------
                                        |               |       |       |        |      |         |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.                  (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7-96)
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FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------

Explanation of Responses:
 (1) The shares are owned jointly with Mr. Shaul's Wife.
                                                                        /s/ L. Bryan Shaul                          06/07/2001
                                                                      ------------------------------------        -----------------
                                                                        **Signature of Reporting Person                 Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not                       Page 2
required to respond unless the form displays a currently valid OMB Number.                                          SEC 1474 (7-96)
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